SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                    Open Joint Stock Co-Vimpel Communications
          ------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   68370R 1 09
                      ------------------------------------
                                 (CUSIP Number)

----

Check the following box if a fee is being paid with this statement I X I. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

  ---------------------                                        -----------------
  CUSIP No. 68370R 1 09                    13G                 Page 2 of 6 Pages
  ---------------------                                        -----------------



--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Citicorp                  13-2614988

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______




       (B)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY



--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                                None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                                None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None, except through its wholly-owned subsidiary, Citibank, N.A.

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                See Line 9, above

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 HC

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

  ---------------------                                        -----------------
   CUSIP No. 68370R 1 09                   13G                 Page 3 of 6 Pages
  ---------------------                                        -----------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                CIITIBANK, N.A.                13-5266470

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______



       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY



--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                                     3,084,875
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                                    None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                                      3,084,875
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                                    None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,084,875

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        16.06%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                  CO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

* Formerly known as Citicorp Investments, Inc.

                                                               Page 4 of 6 Pages

SCHEDULE 13G

Item 1(a) Name of Issuer:                Open Joint Stock Co-Vimpel
                                         Communications.

Item 1(b) Address of Issuer's Principal  10 12 Ulitsa, 8 Marta
                                         Moscow, Russian Federation

Item 2(a) Names of Persons:              Citicorp and its wholly-owned
                                         subsidiary, Citibank, N.A.

Item 2(b) Address of Principal
            Business Office:             Citicorp

                                         Citibank, N.A.
                                         399 Park Avenue
                                         New York, N.Y. 10043

Item 2(c) Citizenship:                   Citicorp: Delaware;
                                         Citibank, N.A.: A national banking
                                           association.

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:                  68370R 1 09

Item 3    The persons filing this Schedule pursuant to either Rule 13d-1(b) or
           Rule 13d-2(b) are:

         Citicorp:                       (g) Parent Holding Company, in
                                         accordance
                                         with ss.240.13d-1 (b) (ii) (G).
         Citibank, N.A.:                 (b) Bank as defined in ss.3 (a)(6) of
                                         the Act;

                                                               Page 5 of 6 Pages


  Item 4   Ownership

           (a)   Total Amount Beneficially Owned:  3,084,875

           (b)   Percent of Class:                 16.06%

           (c)   Total Number of Shares as to which such persons have:

                 (i)   sole power to vote or to direct the vote  3,084,875

                 (ii)  shared power to vote or to direct        None

                 (iii) sole power to dispose or to direct the disposition of
                       3,084,875

                 (iv) shared power to dispose or to direct the disposition of None

Item 5   Ownership of Five Percent or Less of a Class:

           (x)      Not applicable.

           (_) This statement is being filed to report the fact that as of February 28, 1997, the reporting persons had ceased to be the beneficial owners of more than five percent of the securities described.

Item 6 Ownership of More than Five Percent on Behalf of Another Person:
           None

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       See Items 2(a) and 3.

Item 8 Identification and Classification of Members of the Group:
       Not applicable.

Item 9 Notice of Dissolution of Group:
       Not applicable.

                                                               Page 6 of 6 Pages


Item 10 Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Note: Signatures below are for Citicorp and Citibank, N.A., and those subsidiaries holding the issue, indicated by check below. All data shown are as of February 28, 1997.

         April 15, 1997         TICORP
         Date

                                By    /s/ George E. Seegers
                                  ---------------------------
                                      George E. Seegers
                                      Assistant Secretary, Citicorp

                                CITIBANK, N.A.

                                By    _____________________________
                                      George E. Seegers
                                      Vice President, Citibank N.A.


                                CITIBANK (LUXEMBOURG) S.A.

                                By    /s/ Michelle Chen
                                  ---------------------------
                                      Michelle Chen, Assistant Vice President,
                                      Citibank, N.A., for Bernard Lancin, Vice
                                      President


                                CITIBANK, N.A. (U.K.)

                                By    /s/ Michelle Chen
                                  ---------------------------
                                      Michelle Chen, Assistant Vice President,
                                      Citibank, N.A., for Nick Burr, Vice
                                      President

                                CITIBANK, N.A.

                                By    /s/ Denise Welsh
                                  ---------------------------
                                      Denise Welsh
                                      Vice President
                                      Chief-of-Staff, PBG/CGAM
                                      Citibank, N.A.


  Copies to:
  Corporate Secretary